EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EAGLE TEST SYSTEMS, INC.
     Eagle Test Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     ONE: The name of the Corporation is Eagle Test Systems, Inc. The date of the filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was February 10, 2006.
     TWO: This Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation that was filed with the Secretary of State of the State of Delaware on February 10, 2006. This Amended and Restated Certificate of Incorporation has been duly approved and adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (“DGCL”).
     THREE: The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to provide as herein set forth in full.
ARTICLE I
     The name of the Corporation is Eagle Test Systems, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
     The Corporation shall have authority to issue 100,006,874 shares of capital stock, of which (i) 90,000,000 shares shall be Common Stock, par value $0.01 per share (“Common

Stock”), (ii) 6,874 shares shall be Preferred Stock, par value $0.01 per share (“Pre-IPO Preferred Stock”), and (iii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock” and together with the pre-IPO Preferred Stock, the “Preferred Stock”).
     The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).
     The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:
          A. SERIES A CONVERTIBLE PREFERRED STOCK
     1. Designation. A total of 3,437 shares of the Corporation’s Pre-IPO Preferred Stock shall be designated as a series known as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).
     2. Voting.
          (a) Election of Directors. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect three (3) Directors of the Corporation (the “Series A Directors”). Such Directors shall be elected by a plurality vote with the elected candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for a candidate for the directorships reserved for the holders of Series A Preferred Stock with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes withheld having no legal effect. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to remove any of the Series A Directors, with or without cause. The election and removal of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of the outstanding shares of Series A Preferred Stock entitled to vote for such Directors in the manner and on the basis specified above. If at any time when any share of Series A Preferred Stock is outstanding any such Director ceases to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section A.2(b). The holders of outstanding shares of Series A Preferred Stock may, in their discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.
          (b) Voting Generally. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of shareholders, as applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, except those matters required to be submitted to a class or series vote pursuant to the terms hereof (including Sections A.2(a) and A.8) or by law. In all matters requiring the vote of the holders of Series A Preferred Stock, including the elections of directors, every holder of Series A Preferred Stock shall have the right to vote the number of shares owned by such shareholder (calculated pursuant to the first sentence of this paragraph) for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.
     3. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as to be received by holders of outstanding shares of Common Stock, pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Series A Preferred Stock). Such dividends shall not be cumulative.
     4. Liquidation Events.
          (a) Series A Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, before any amount is paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series A Preferred Stock (the Common Stock and such other capital stock being referred to collectively as “Junior Stock”), an amount per share of Series A Preferred Stock equal to $18,916.802 (the “Original Issue Price”) (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like) plus any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock (the Original Issue Price plus such accrued or declared dividends are referred to herein as the “Series A Preference Amount”). If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, such holders shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.
     Notwithstanding the preceding paragraph, if upon such Liquidation Event the holders of outstanding shares of Series A Preferred Stock would receive more than the aggregate amount to be received under the preceding paragraph above in the event all of their shares of Series A Preferred Stock were converted into shares of Common Stock and Redeemable Preferred Stock (as defined below) pursuant to the provisions of Section A.6(a) hereof immediately prior to such Liquidation Event and such shares of Common Stock and Redeemable Preferred Stock received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series A Preferred Stock in connection with such Liquidation Event shall be entitled to be paid in cash, in lieu of the payments described in the preceding paragraph, an amount per share of Series A Preferred Stock equal to such amount as would have been payable in respect of each share of Common Stock and Redeemable Preferred Stock (including any fractions thereof) issuable upon conversion of such share of Series A Preferred Stock had such share of Series A Preferred Stock been converted to Common Stock and Redeemable Preferred Stock immediately prior to such Liquidation Event pursuant to the provisions of Section A.6 hereof.
     The provisions of this Section A.4 shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares of Series A Preferred Stock into shares of Common Stock and Redeemable Preferred Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.
          (b) Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its shareholders shall be distributed among the holders of shares of Junior Stock then outstanding.
     5. Redemption.
          (a) Redemption Events.
               (i) Optional Redemption; Redemption Date.
                    (A) At any time on or after September 30, 2009, the holders of not less than a majority of the voting power of the outstanding shares of Series A Preferred Stock (a “Majority Interest”) may elect to have redeemed up to fifty percent (50%) of the originally issued and outstanding shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at such time.
                    (B) At any time on or after September 30, 2010, the holders of a Majority Interest may elect to have redeemed up to that percentage of outstanding shares of Series A Preferred Stock that would, when combined with any prior redemptions pursuant to Section A.5(a)(i)(A) above, result in the redemption by the Corporation of up to one hundred percent (100%) of the outstanding shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at such time.
               (ii) Extraordinary Transactions. Upon the election of a Majority Interest to have the Series A Preferred Stock redeemed or otherwise to participate in connection with an Extraordinary Transaction (as defined below), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless a particular holder of Series A Preferred Stock elects to convert its shares of Series A Preferred Stock into Common Stock and Redeemable Preferred Stock in accordance with the voluntary conversion provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall either (1) if redemption is elected by such holders, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock for an amount equal to the aggregate Series A Preference Amount, such amount to be payable in cash (subject to the provisions of the immediately following paragraph) or, at the election of such holder or holders, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction (valued pursuant to Section A.5(b), and no payment shall be made to the holders of the Common Stock or any other Junior Stock unless such amount is paid in full or (2) if such holder or holders elect to participate in such Extraordinary Transaction (such as a merger) on terms acceptable to them, take such actions as shall be sufficient to facilitate such participation by all (but not less than all) of the then outstanding shares of Series A Preferred Stock (including in the case of a merger executing a merger agreement with an exchange ratio reflecting the provisions hereof) on terms giving effect to such holders’ right to receive the aggregate Series A Preference Amount as a preferential amount, in which event such amount shall be paid in cash or, at the election of such Majority Interest, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, in preference to and before any amount is paid or otherwise distributed to the holders of the Common Stock or any other Junior Stock, in which event such preferential amount shall be deemed to have been distributed to the holders of the Series A Preferred Stock as if in a Liquidation Event.
     Notwithstanding the foregoing, if, upon any Extraordinary Transaction in which the holder or holders of not less than a Majority Interest elect to be redeemed or to participate, the holders of the outstanding shares of Series A Preferred Stock would receive more than the aggregate Series A Preference Amount in the event their shares were converted into Common Stock and Redeemable Preferred Stock immediately prior to such Extraordinary Transaction and all of such shares of Common Stock and Redeemable Preferred Stock were purchased or otherwise participated in such Extraordinary Transaction, then each holder of Series A Preferred Stock shall receive from the Corporation or the relevant purchaser, as applicable, upon the election of the holder or holders of not less than a Majority Interest of the outstanding shares of Series A Preferred Stock to redeem or otherwise participate in such Extraordinary Transaction, an amount equal to the per share Redeemable Preference Amount under Section B.4 plus any accumulated but unpaid dividends pursuant to Section B.3 in respect of such share as of the date of such Extraordinary Transaction before any amount is paid or distributed to the holders of the Common Stock or any other Junior Stock, payable in cash, and thereafter (1) shall share with the holders of the Common Stock and any other stock ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction, or redemption rights junior to the Series A Preferred Stock in the proceeds of such Extraordinary Transaction or (2) if such holder or holders so elect, shall receive an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Series A Preferred Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for Common Stock, which excess amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Series A Preferred Stock had been converted into the number of shares of Redeemable Preferred Stock and Common Stock issuable upon the conversion of such share of Series A Preferred Stock in accordance with Section A.6 hereof immediately prior to such Extraordinary Transaction.
     The Corporation shall not participate in any Extraordinary Transaction or make or agree to have made any payments to the holders of shares of Common Stock or any other stock ranking junior to the Series A Preferred Stock or any other class or series of capital stock of the

Corporation ranking in an Extraordinary Transaction on a parity with the Series A Preferred Stock unless the holders of Series A Preferred shall have received the full preferential amount to which they are entitled hereunder in an Extraordinary Transaction.
     The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Preferred not less than five (5) days’ prior written notice, which notice shall set forth the date for such redemption or participation in an Extraordinary Transaction, as applicable. The provisions of this Section A.5 shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares into shares of Common Stock and Redeemable Preferred Stock pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction.
     For purposes of this Certificate, each transaction described in the following clauses (A) through (E) constitutes an “Extraordinary Transaction”: (A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation immediately following such event is held by persons or entities who were shareholders of the Corporation immediately prior to such event); (B) the sale, license or transfer of all or substantially all of the properties and assets of the Corporation or its subsidiaries; (C) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity of the Corporation or any material subsidiary (whether or not newly-issued shares) in a single transaction or a series of related transactions; (D) other than the Redemption (as defined in Section 1.3 of the Stock Purchase Agreement by and among the Corporation, the Stockholders (as defined therein) and the Investors (as defined therein) dated as of September 30, 2003 (the “Stock Purchase Agreement”), the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; or (E) any other change of control of 50% or more of the outstanding voting power of the Corporation.
          (b) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Series A Preferred Stock if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:
               (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;
               (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and
               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a Majority Interest, provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

          (c) Notice by Corporation. Not less than fifteen (15) days prior to the occurrence of any Extraordinary Transaction, the Corporation shall furnish each holder of Series A Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction, the valuation of the Corporation at the time of such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.
          (d) Redemption Price and Date. Upon the election of the holders of not less than a Majority Interest to cause the Corporation to redeem the Series A Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section A.5(a)(i) or (ii), all holders of Series A Preferred Stock shall be deemed to have elected to cause the Series A Preferred Stock to be so redeemed or to so participate. The date upon which a redemption or participation in a transaction shall actually occur in accordance with Section A.5(a) shall be referred to as a “Series A Redemption Date.” The redemption price for each share of Series A Preferred Stock redeemed or acquired pursuant to this Section A.5 shall be the per share Series A Preference Amount or such greater per share amount as may be payable pursuant to the second paragraph to Section A.5(a)(ii), if applicable (in either case, the “Series A Redemption Price”); provided, however, that if at the Series A Redemption Date shares of Series A Preferred Stock are unable to be redeemed (as contemplated by Section A.5(e), then holders of Series A Preferred Stock shall also be entitled to interest and dividends pursuant to Sections A.5(f) and (h). The aggregate Series A Redemption Price shall be payable in immediately available funds by certified check or wire transfer to the respective holders of the Series A Preferred Stock on the Series A Redemption Date (subject to Section A.5(e) except to the extent contemplated by Section A.5(a)(ii). Upon any redemption or purchase of the Series A Preferred Stock as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. Until the aggregate Series A Redemption Price has been paid for all shares of Series A Preferred Stock being redeemed or purchased: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Section A.8(a), no shares of capital stock of the Corporation (other than the Series A Preferred Stock in accordance with this Section A.5 shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. Notwithstanding anything herein to the contrary, in no event shall the Corporation be required to pay more than $32,500,000 in any single twelve month period pursuant to an optional redemption by the holders of Series A Preferred Stock pursuant to Section A.5(a) (i) above.
          (e) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A Preferred Stock required to be so redeemed, including (A) to the extent permissible under applicable law, reducing the paid-in capital of the Corporation and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series A Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation becomes obligated to redeem on the Series A Redemption Date (but that it has not yet redeemed) at the Series A Redemption Price.
          (f) Interest. If any shares of Series A Preferred Stock are not redeemed on the Series A Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A Redemption Price and any dividend accruing after the Series A Redemption applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%) (increased by 1% at the end of each three (3) month period thereafter until the Series A Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly; provided that in no event shall such interest exceed the maximum permitted rate of interest under applicable law, provided that the Corporation shall make all filings necessary to raise such rate to the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess.
          (g) Dividend After Redemption Date. In the event that shares of Series A Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.3 until the date on which the Corporation actually redeems such shares.
          (h) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price in immediately available funds by certified check or wire transfer; provided that if the Corporation has insufficient funds legally available to redeem all shares of Series A Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series A Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series A Preferred Stock not so redeemed.
     6. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:
          (a) Voluntary Conversion. Upon the written election of a Majority Interest and without payment of any additional consideration, each outstanding share of Series A

Preferred Stock shall be converted into (i) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each such share plus any accrued or declared but unpaid dividends on each such share by the Conversion Price at the time in effect for such Series A Preferred Stock (the “Common Conversion Rate”), and (ii) one fully paid and nonassessable share of Redeemable Preferred Stock (the “Redeemable Conversion Rate”). Upon such election, all holders of the Series A Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series A Preferred Stock into shares of Common Stock and Redeemable Preferred Stock pursuant to this Section A.6(a) and such election shall bind all holders of Series A Preferred Stock. The initial “Conversion Price” per share for shares of Series A Preferred Stock shall be $7.56672 as of the Filing Date (as defined below), subject to adjustment as set forth in Section A.7. Such conversion may occur at any time after the date of issuance of such shares of Series A Preferred Stock.
          (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock (at the Common Conversion Rate) and Redeemable Preferred Stock (at the Redeemable Conversion Rate) as of, and in all cases subject to, the closing of the Corporation’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate gross proceeds attributable to sales for the account of the Corporation exceed $60,000,000, at a price per share not less than $14.00, (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market, and (iii) either (A) (i) all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Series A Preferred Stock pursuant to this Section A.6(b) are redeemed for cash (the “IPO Redemption Cash”) immediately upon and as of the closing of such offering or (ii) at the election of a Majority Interest in its sole discretion, in lieu of receiving the IPO Redemption Cash, all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Series A Preferred Stock pursuant to this Section A.6(b) are redeemed for a promissory note of the Corporation that shall have a one year term, bear interest at the rate of 12% annually (compounded and payable quarterly in arrears), and receive the benefit of negative covenants that are consistent with the covenants for the benefit of the holders of Series A Preferred Stock as set forth in Section 8 below, or (B) contemporaneously with such offering cash in an amount sufficient to redeem all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Series A Preferred Stock pursuant to this Section A.6(b) is segregated and irrevocably held by the Corporation for payment to holders of Redeemable Preferred Stock (a “QPO”). If a closing of a QPO occurs, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior to such closing. In the event that the Corporation’s first underwritten public offering of Common Stock would not otherwise qualify as a QPO pursuant to this Section A.6(b), the holders of a Majority Interest, by written notice to the Corporation prior to the consummation of such offering, may nonetheless elect to deem the offering a QPO, in which case such offering shall be deemed and treated as a QPO for all purposes.
          (c) Procedure for Conversion.

               (i) Voluntary Conversion. Upon election to convert pursuant to Section A.6(a), the relevant holder or holders of Series A Preferred Stock shall surrender the certificate or certificates representing the Series A Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or if lost shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series A Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Redeemable Preferred Stock upon conversion of Series A Preferred Stock shall be deemed effective as of 9:00 a.m. EST on the earlier of the date of written notice delivered pursuant to Section A.6(a) or the date of surrender of such Series A Preferred Stock certificates or delivery of such affidavit of loss and shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.
               (ii) Automatic Conversion. As of the closing of a QPO (the “Automatic Conversion Date”), all outstanding shares of Series A Preferred Stock shall be converted into shares of Common Stock and Redeemable Preferred Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such shares of Series A Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by an attorney-in-fact duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Automatic Conversion Date.
          (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock or Redeemable Preferred Stock is not sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common

Stock or Redeemable Preferred Stock, as the case may be, to such number of shares as are sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock or Redeemable Preferred Stock, as the case may be, for issuance upon such conversion.
     (e) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock.
     7. Adjustments.
          (a) Adjustments to the Conversion Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Certificate is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation issues or sells, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price shall be reduced to the price determined by dividing (x) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (y) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).
     For purposes of this Section A.7(a), the following shall also be applicable:
               (i) Issuance of Rights or Options. If the Corporation, at any time after the Filing Date, in any manner grants (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi) less than the Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such

Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
               (ii) Issuance of Convertible Securities. If the Corporation, at any time after the Filing Date, in any manner issues or sells any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi) less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.
               (iii) Change in Option Price or Conversion Rate; Termination of Options or Convertible Securities. If a change occurs in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b), then the Conversion Price in effect at the time of such event shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that remain outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced. Upon the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.
               (iv) Stock Dividends. If the Corporation declares a dividend or makes any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price shall be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted.
               (v) Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock; provided that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock and Redeemable Preferred Stock on the date of such event.
               (vi) Consideration for Stock. In case any shares of Common Stock are issued or sold, or deemed issued or sold, for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) determined in the manner set forth below in this Section A.7(a)(vi). In case any shares of Common Stock are issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i)or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Majority Interest. If any Options are issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and a Majority Interest provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement as to the value of such consideration, then the value thereof shall be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

               (vii) Record Date. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
               (viii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.
               (ix) Indeterminable Amounts. In calculating any adjustment to the Conversion Price pursuant to this Section A.7(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded for purposes of the calculation and what shares are deemed to be outstanding; provided, that at such time as time as a number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, then the Conversion Price shall be adjusted as provided in Section A.7(a)(iii) above.
               (x) Common Stock Deemed Outstanding. For purposes of this Section A.7, the term “Common Stock Deemed Outstanding” shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date reduced by the number of shares of Common Stock to be redeemed by the Corporation upon consummation of the Redemption (as such term is defined in that certain Stock Purchase Agreement dated as of September 30, 2003 by and among the Corporation, the Stockholders (as defined therein) and the Investors (as defined therein)) (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any Options or Convertible Securities outstanding immediately prior to the Filing Date), plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date, the issuance or sale of which resulted in an adjustment to the Conversion Price pursuant to Section A.7(a), plus (C) the number of shares of Common Stock deemed issued or sold pursuant to Section A.7(a)(ix)(A) above; provided, that Common Stock Deemed Outstanding shall not include the Series A Preferred Stock or any shares of Common Stock issuable upon exercise of the Series A Preferred Stock.
          (b) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Series A Preferred Stock; (ii) shares of Common Stock or options therefor (appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors and issued pursuant to any of the Corporation’s equity incentive plans; (iii)

securities issued as consideration for the purchase of stock or assets in any acquisition, merger, joint venture, partnership or other strategic alliance; (iv) securities issued in connection with any debt financing or refinancing of the Corporation; or (v) securities issued that are deemed in writing by a Majority Interest to constitute Excluded Shares (collectively, the “Excluded Shares”).
          (c) Subdivision or Combination of Common Stock. If the Corporation shall at any time after the Closing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), then the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the Corporation shall at any time after the Closing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), then the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
          (d) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation other than as a result of, or pursuant to, an Extraordinary Transaction in which all of the holders of Series A Preferred Stock elect to participate shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.
          (e) Adjustment for Merger or Reorganization, etc. Unless the holders of Series A Preferred Stock elect redemption in connection with an Extraordinary Transaction pursuant to Section A.5 hereof (in which case Section A.5 shall apply), (A) upon any merger or consolidation of the Corporation with or into another corporation, any sale of all or substantially all of the assets of the Corporation to another corporation or any Change of Control Transaction each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security that shall be convertible) into Redeemable Preferred Stock and the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such merger, consolidation, or asset sale or Change of Control Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section A.7 set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in Section A.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock and (B) all holders of Series A Preferred Stock shall be deemed to have elected to so participate in such merger, consolidation, asset sale or Change of Control Transaction as provided in this Section A.7(e) and such election shall bind all holders of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Series A Preferred Stock shall have the right to elect by vote of a Majority Interest to give effect to the conversion and other rights contained in Section A.6 (or the rights contained in Section A.4, if applicable) instead of giving effect to the provisions contained in this Section A.7(e) with respect to the shares of Series A Preferred Stock owned by them.
     8. Covenants. The Corporation shall not, and shall not permit any affiliate or subsidiary of the Corporation (each, a “Subsidiary”) to (in any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Interest:
          (a) declare or pay any dividends other than dividends on the Series A Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation or any Subsidiary in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Series A Preferred Stock pursuant to and as provided in this Certificate, (ii) the repurchase of Excluded Shares described in Section A.7(b)(ii) above, (iii) dividends or distributions payable solely in shares of Common Stock, (iv) the Redemption or (v) the Extraordinary Dividend (as defined in the Stock Purchase Agreement);
          (b) reclassify any capital stock in a manner that alters the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series A Preferred Stock;
          (c) authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case ranking senior to or on parity with the Series A Preferred Stock as to liquidation, sale or merger preferences, redemption, or dividend rights, or with any class or special voting rights, or permit any Subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities of such Subsidiary, to any person or entity other than the Corporation;
          (d) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Certificate (including, without limitation, increasing the total number of shares of Pre-IPO Preferred Stock that the Corporation shall have the authority to issue), the by-laws of the Corporation as in effect on the Closing Date or the governing documents of any Subsidiary;

          (e) effect any Liquidation Event or Extraordinary Transaction or any other event that would constitute a Liquidation Event or Extraordinary Transaction of any Subsidiary if the references to “Corporation” in such definitions were instead references to “Subsidiary”;
          (f) effect the sale, transfer or license of any assets of the Corporation or any Subsidiary to any person or entity other than the Corporation or a wholly-owned Subsidiary of the Corporation, other than in the ordinary course of business;
          (g) incur any indebtedness in excess of $500,000;
          (h) make any material investments or acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise;
          (i) take any other action not described in Section A.8(a)-(h) if such action could adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock; or
          (j) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.
     Further, the Corporation shall not, by amendment of this Certificate (by way of merger, operation of law, or otherwise) or through any Liquidation Event or other reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock or Redeemable Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock and Redeemable Preferred Stock.
     9. Notices; Adjustments.
          (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, Extraordinary Transaction, QPO or any other public offering of the Corporation’s securities becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer or other executive officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amounts per share of Series A Preferred Stock, Redeemable Preferred Stock or Common Stock each holder of Series A Preferred Stock or Redeemable Preferred Stock would receive under all possible elections, options etc. available to holders of Series A Preferred Stock and/or Redeemable Preferred Stock pursuant to the applicable provisions of this Certificate, and (3) the facts upon which such amounts were determined.
          (b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Preferred Stock.
          (c) Waiver of Notice. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.
     10. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue.
     11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.
B. REDEEMABLE PREFERRED STOCK
     1. Designation. A total of 3,437 shares of the Corporation’s Pre-IPO Preferred Stock shall be designated as a series known as Redeemable Preferred Stock, par value $.01 per share (the “Redeemable Preferred Stock”).
     2. Election of Directors; Voting.
          (a) Election of Directors. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the greatest number of affirmative votes (with each holder of Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Redeemable Preferred Stock held by such holder) of the outstanding shares of Redeemable Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect. The holders of outstanding shares of Redeemable

Preferred Stock shall, voting together as a separate class, be entitled to remove such Director, with or without cause. The election and removal of such Director shall be effected by the votes of a majority in interest of the outstanding shares of Redeemable Preferred Stock and shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Redeemable Preferred Stock, which may be called by holders of a majority of the outstanding shares of Redeemable Preferred Stock or (iv) by the written consent of holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Series A Preferred Stock, the holder or holders of not less than a majority in voting power of the outstanding Redeemable Preferred Stock may designate one (1) of the Directors elected by the holders of the Series A Preferred Stock then serving on the Corporation’s board of directors to continue in such capacity as the Director elected by the holders of the Redeemable Preferred Stock. If at any time when any share of Redeemable Preferred Stock is outstanding such Director ceases to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Redeemable Preferred Stock may, in their sole discretion, determine not to elect a Director as provided herein from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.
          (b) No Voting Generally. Except as set forth above with respect to the election of a Director by the holders of Redeemable Preferred Stock, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the DGCL. In all matters requiring the vote of the holders of Redeemable Preferred Stock, including the elections for directors, every holder of Redeemable Preferred Stock shall have the right to vote the number of shares of Redeemable Preferred Stock owned by such shareholder for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.
     3. Dividends. The holders of outstanding shares of Redeemable Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the rate of $472.920 per annum per share of Redeemable Preferred Stock (as adjusted for subsequent stock splits, stock dividends, recapitalizations or like with respect to each share) from the date of original issuance of such share, which dividends shall accrue daily in arrears and be compounded quarterly, whether or not such dividends are declared by the Board of Directors and paid.
     4. Liquidation Events.
          (a) Redeemable Liquidation Preference. Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Junior Stock, an amount per share of Redeemable Preferred Stock equal to $9,458.401, plus any accrued but unpaid dividends on such shares of Redeemable Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like) (the “Redeemable Preference Amount”). If the amounts available for distribution by the Corporation to holders of Redeemable Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate

Redeemable Preference Amount due to such holders, such holders shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.
          (b) Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of the Redeemable Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Redeemable Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its shareholders shall be distributed among the holders of shares of Junior Stock then outstanding.
     5. Redemption.
          (a) Redemption Events; Extraordinary Transactions.
               (i) Automatic. Immediately upon and as of, and in all cases subject to, the closing of a QPO, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price specified in Section B.5(b).
               (ii) Optional Redemption.
                    (A) At any time on or after September 30, 2009, the holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock (a “Redeemable Majority Interest”) may elect to have redeemed up to fifty percent (50%) of the originally issued and outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.
                    (B) At any time on or after September 30, 2010, the holders of a Redeemable Majority Interest may elect to have redeemed up to that percentage of outstanding shares of Redeemable Preferred Stock that would, when combined with any prior redemptions pursuant to Section B.5(a)(ii)(A) above, result in the redemption by the Corporation of up to one hundred percent (100%) of the outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.
               (iii) Upon Occurrence of Extraordinary Transactions. Upon the election of the holder or holders of not less than a Redeemable Majority Interest (or a Majority Interest of the Series A Preferred Stock, as applicable, proposing to convert in order to effect a redemption of the Redeemable Preferred Stock upon such conversion hereunder) to have the Redeemable Preferred Stock redeemed or otherwise to participate in accordance with Section A.5(ii) in connection with an Extraordinary Transaction, then, as part of and as a condition to the effectiveness of such Extraordinary Transaction, the Corporation shall, on the effective date of such Extraordinary Transaction, either (x) redeem all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock for an amount equal to the Redeemable Preference Amount, such amount to be payable in cash, and no payment shall be made to the holders of the Common Stock or any stock ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction or redemption rights junior to the Redeemable Preferred Stock unless such amount is paid in full or (y) have such Redeemable Preferred Stock acquired in such Extraordinary Transaction on terms giving effect to the preferential amount to which the Redeemable Preferred Stock would be entitled in connection with a Liquidation Event hereunder or otherwise as agreed to by the holders of a Redeemable Majority Interest. The foregoing election shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or Series A Preferred Stock, as applicable) not less than five (5) days’ prior written notice, which notice shall set forth the date for such redemption.
          (b) Redemption Date and Price. Upon the election of the holders of not less than a Redeemable Majority Interest to cause the Corporation to redeem the Redeemable Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section B.5(a)(ii) or (iii), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed or to so participate. Any date which a redemption or other acquisition actually occurs in accordance with Section B.5(a) shall be referred to as a “Redeemable Redemption Date.” The redemption/purchase price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the per share Redeemable Preference Amount (the “Redeemable Redemption Price”); provided, however, that if at a Redeemable Redemption Date shares of Redeemable Preferred Stock are unable to be redeemed (as contemplated by Section B.5(c) below), then holders of Redeemable Preferred Stock shall also be entitled to interest and dividends pursuant to Sections B.5(d) and (f) below. The aggregate Redeemable Redemption Price shall be payable in cash in immediately available funds on the Redeemable Redemption Date. Until the aggregate Redeemable Redemption Price, including any interest thereon, has been paid in cash for all shares of Redeemable Preferred Stock redeemed or purchased as of the applicable Redeemable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as provided in Section A.8(a), no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5 shall be purchased, redeemed or acquired by the Corporation and no payment shall be made or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.
          (c) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Redeemable Preferred Stock on the Redeemable Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Redeemable Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the paid-in capital of the Corporation and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Redeemable Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation has become obligated to redeem on the Redeemable Redemption Date (but which it has not redeemed) at the Redeemable Redemption Price.
          (d) Interest. If any shares of Redeemable Preferred Stock are not redeemed on the Redeemable Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redeemable Liquidation Preference applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%) (increased by 1% at the end of each three (3) month period thereafter until the Redeemable Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest exceed the Maximum Permitted Rate. In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess.
          (e) Dividend After Redemption Date. In the event that shares of Redeemable Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(d) until the date on which the Corporation actually redeems such shares.
          (f) Surrender of Certificates. Each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Redeemable Preferred Stock (or the holders of Series A Convertible Preferred Stock, as applicable), and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Redeemable Redemption Price by certified check or wire transfer; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Redeemable Preferred Stock required to be redeemed, each holder shall, in addition to receiving the payment of the portion of the aggregate Redeemable Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Redeemable Preferred Stock not so redeemed.
     6. Notice. In the event that the Corporation provides or is required to provide notice to any holder of Common Stock in accordance with the provisions of this Certificate and/or the Corporation’s by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.
     7. No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue.
     8. Covenants. So long as any shares of Redeemable Preferred Stock are outstanding the provisions of Section A.8 of this Article IV shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Series A Preferred Stock, with each share of Redeemable Preferred Stock entitled to one vote per share.

C. COMMON STOCK
     1. Voting.
          (a) Election of Directors. The holders of Common Stock voting together with the holders of outstanding Series A Preferred Stock as a single class shall be entitled to elect all of the Directors of the Corporation (other than the Directors to be elected by the holders of Series A Preferred Stock or Redeemable Preferred Stock as a separate class). Such Directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Certificate. Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.
          (b) Other Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of shareholders and, for so long as any shares of Series A Preferred Stock remain outstanding, shall vote together with the holders of the Series A Preferred Stock as a single class upon any items submitted to a vote of shareholders, except as otherwise provided herein. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock voting together as a single class. In all matters requiring the vote of the holders of Common Stock, including the elections for directors, every holder of Common Stock shall have the right to vote the number of shares of Common Stock owned by such shareholder for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.
          Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL.
     2. Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock on an as-converted basis and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

     3. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Series A Preferred Stock and Redeemable Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.4 and Section B.4.
D. UNDESIGNATED PREFERRED STOCK
     The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.
ARTICLE V
STOCKHOLDER ACTION
     1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
     2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
ARTICLES VI
DIRECTORS
     1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
     2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.
     3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Leonard Foxman and David B. Mullen; the initial Class II Directors of the Corporation shall be Theodore Foxman and William H. Gibbs; and the initial Class III Directors of the Corporation shall be Michael C. Child and Ross W. Manire. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
     Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.
     4. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
     5. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.
ARTICLE VII
LIMITATION OF LIABILITY
     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.
ARTICLE VIII
AMENDMENT OF BY-LAWS
     1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.
     2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.
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     THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this _________ day of _________, 2006.

EAGLE TEST SYSTEMS, INC.

By:
Leonard Foxman
Chief Executive Officer and President

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